EXHIBIT 99.1

For Immediate Release

Contacts:	Steve Zaniboni	Robin Jackman, Ph.D.
	SEQUENOM, Inc.	SEQUENOM, Inc.
	Chief Financial Officer	V.P., Corporate Development
	(858) 202-9015	(858) 202-9185
	szaniboni@sequenom.com	rjackman@sequenom.com

SEQUENOM REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

San Diego, Oct. 28, 2003 – SEQUENOM, Inc. (Nasdaq: SQNM) today reported financial results for the three and nine months ended September 30, 2003. SEQUENOM’s total consolidated revenues for the quarter were $7.2 million, compared to $6.9 million for the third quarter of 2002.

Product revenues for the Genetic Systems business unit were $6.5 million for the quarter, compared to $6.5 million for the third quarter of 2002. Revenues for the nine-month period ended September 30, 2003 for this unit were $20.4 million, compared to $17.5 million for the same period in 2002. The operating loss for this unit improved to $3.2 million, compared to $6.3 million for the third quarter of 2002, as a result of higher margins and lower operating expenses.

Revenues for the Pharmaceuticals business unit were approximately $600,000 for the quarter, resulting primarily from genetic services, compared to $400,000 for the third quarter of 2002. Revenues for the nine-month period ended September 30, 2003 for this unit were $1.8 million, compared to $5.7 million for the same period in 2002. The operating loss for this unit improved to $6.2 million, compared to $11.5 million for the third quarter of 2002, as a result of lower costs and expenses.

Total consolidated revenues for the nine-month period ended September 30, 2003 were $22.3 million, compared to $23.2 million for the same period in 2002. Total costs and expenses for the nine-month period ended September 30, 2003 decreased to $51.1 million, compared to $69.5 million for the same period in 2002. The decrease in total costs and expenses was primarily due to the successful completion of research programs and consolidation of the Company’s acquisition-related sites.

The net loss for the quarter decreased to $8.8 million, or $0.22 per share, compared to $17.0 million, or $0.45 per share for the third quarter of 2002. The net loss for the nine-month period ended September 30, 2003 decreased to $26.7 million, or $0.68 per share, compared to $159.9 million, or $4.24 per share for

SEQUENOM Reports Third Quarter 2003 Financial Results

the same period in 2002. Excluding $116.9 million of non-cash charges related to the cumulative effect of the adoption of FAS 142, the net loss for the nine-month period ended September 30, 2002 was $42.9 million, or $1.14 per share. On September 30, 2003, the Company held cash, cash equivalents, short-term investments and restricted cash totaling $73.2 million.

“In the Genetic Systems business unit, we continue to see a significant increase in consumables sales, resulting in more than $4 million in revenue for the quarter,” said Steve Zaniboni, SEQUENOM’s Chief Financial Officer. “We expect our recently introduced MassARRAY™ Compact system to be the next hardware driver for growth, and expect it to impact our revenues beginning in the first quarter of 2004. In the Pharmaceuticals business unit, we have completed our gene discovery programs on schedule and are now increasing our momentum in presenting these results to major pharmaceutical, biotechnology and diagnostic companies. We remain on track to achieve our estimated year-end cash balance of $65 million, which we believe should adequately address our cash needs through 2005.”

SEQUENOM Pharmaceuticals Highlights

•	Novel Genetic Risk Markers for Breast Cancer. SEQUENOM identified novel genetic markers in four genes for susceptibility to breast cancer. Each gene has forms that increase or decrease the risk for developing breast tumors. The Company’s data indicate that these markers are common and affect approximately one out of four women, with certain rare combinations estimated to increase the disease risk by up to a factor of five.

•	Discovery of Significant Diabetes Risk Genes. SEQUENOM reported the results from its discovery genetics program in type 2 diabetes, including extensive data on FOXA2 (HNF3B), one of eight novel high-confidence diabetes genes the Company has identified in its studies.

•	Forward Integration into Drug Discovery. This quarter, SEQUENOM initiated its first high throughput chemical screening campaign for one of its proprietary genetic targets in search of chemical hits for development into small molecule drugs. The Company plans to perform multiple screening campaigns through 2004 on its proprietary targets.

•	Genetics Discovery Collaboration with Bristol-Myers Squibb. SEQUENOM is using its MassARRAY technology and extensive collection of DNA samples to genetically evaluate specific targets for Bristol-Myers Squibb in multiple disease areas. SEQUENOM will receive milestone payments and royalties on resulting products.

SEQUENOM Reports Third Quarter 2003 Financial Results

•	Additional Agreement with Global Pharmaceutical Company. This quarter, SEQUENOM entered into an early-stage genetic service agreement with an undisclosed top ten pharmaceutical company. This is in addition to agreements with Eli Lilly and Pfizer disclosed last quarter.

SEQUENOM Genetic Systems Highlights

•	Record Level of Consumables Sales. SEQUENOM’s consumables revenue exceeded $4 million for the quarter, an increase of more than 75 percent over the same period in 2002, driven primarily by the Company’s genotyping customers. Sales of the Company’s new application modules should drive additional consumables sales going forward.

•	Launch of MassARRAY Compact System. SEQUENOM’s new benchtop system makes reference-level DNA analysis technology affordable for a much broader market. The flexible MassARRAY Compact system is a single platform that supports virtually all customer DNA analysis needs with the highest data quality in the industry.

•	Increased Throughput and Capacity for MassARRAY System. SEQUENOM launched a new method for increasing the multiplexing levels for SNP genotyping with the MassARRAY system. Customers can now routinely analyze up to 15 SNPs or up to 500 samples in an individual reaction using existing MassARRAY hardware and software.

•	Continued Penetration of Asian Market. SEQUENOM sold a MassARRAY system to the Beijing Genomics Institute in China. The Beijing Genomics Institute joins the Company’s growing list of customers in the mainland China, Hong Kong and Taiwan, including the Shanghai Institute of Hematology, the University of Hong Kong and Academia Sinica.

SEQUENOM Corporate Highlights

•	New Chairman of the Board. The Company announced that Harry F. Hixson, Jr., Ph.D., former President and Chief Operating Officer of Amgen, has been named Chairman of the SEQUENOM’s Board of Directors. Dr. Hixson succeeds Helmut Schühsler, Ph.D., Managing Partner of the venture capital firm TVM Techno Venture Management.

Web Cast of Conference Call

SEQUENOM’s management will hold a conference call today at 4:30 p.m. EST to discuss the Company’s third quarter results. A live web cast is available at http://www.firstcallevents.com/service/ajwz391442588gf12.html and through a link that is posted on the Company’s web site at www.sequenom.com. The web cast will be available online through November 11,

SEQUENOM Reports Third Quarter 2003 Financial Results

2003. A telephone replay of the conference call also will be available for 48 hours at (800) 642-1687 or (706) 645-9291, reservation # 3443090.

About SEQUENOM

SEQUENOM is a leading genetics company organized into two distinct business units: SEQUENOM Genetic Systems and SEQUENOM Pharmaceuticals. The two business units combine to capitalize on the Company’s high performance DNA analysis platform, SNP assay portfolio, disease gene discovery programs and extensive DNA sample repository. SEQUENOM Genetic Systems is dedicated to the sales and support of the Company’s MassARRAY products and the continual expansion of platform applications. SEQUENOM Pharmaceuticals applies the power of human genetics to systematically identify disease-related genes that affect significant portions of the overall population. The Pharmaceuticals business unit focuses on disease gene discovery, target identification, functional validation and ultimately diagnostic and therapeutic product development.

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SEQUENOM® and MassARRAY™ are trademarks of SEQUENOM, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements related to the Company’s expectations regarding the effects and timing of the MassARRAY Compact system on growth and revenues, the Company’s year-end cash balance and the adequacy of the Company’s cash through 2005, the Company’s plans to perform multiple screening campaigns through 2004 on its proprietary targets, the Company’s receiving milestone payments and royalties on resulting products under the Bristol-Myers Squibb collaboration, and expectations regarding sales of the Company’s new application modules driving additional consumables sales, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties inherent in and associated with drug discovery, development and commercialization, new product and application introductions and SEQUENOM’s technologies and other risks detailed from time to time in SEQUENOM’s SEC reports, including SEQUENOM’s Annual Report on Form 10-K for the year ended December 31, 2002, and its most recently filed quarterly report. These forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

SEQUENOM, Inc.

Condensed Consolidated Financial Statements

(in thousands, except per share data)

Consolidated Summary of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
Revenues:
Product related	$6,578	$6,554	$20,547	$17,560
Services	564	275	1,384	5,445
Research	14	65	322	184

Total revenues	7,156	6,894	22,253	23,189
Costs and expenses:
Cost of product & service revenue	3,853	4,102	12,441	13,210
Research and development expenses	6,064	9,157	18,402	25,365
Selling, general and administrative expenses	5,697	6,783	17,495	21,034
In-process research and development	—	3,668	—	3,668
Integration costs	—	—	—	3,000
Amortization of acquired intangibles	857	944	2,577	2,815
Amortization of deferred compensation	43	95	149	359

Total costs and expenses	16,514	24,749	51,064	69,451

Operating loss	(9,358)	(17,855)	(28,811)	(46,262)
Net interest income	195	921	862	3,036
Other income (expense), net	58	(386)	305	(702)

Loss before income taxes and cumulative effect of accounting change	(9,105)	(17,320)	(27,644)	(43,928)
Deferred income tax benefit	291	328	945	982

Net loss before cumulative effect of accounting change	(8,814)	(16,992)	(26,699)	(42,946)
Cumulative effect of accounting change	—	—	—	(116,947)

Net loss	$(8,814)	$(16,992)	$(26,699)	$(159,893)

Net loss per share, basic and diluted:
Before cumulative effect of accounting change	$(0.22)	$(0.45)	$(0.68)	$(1.14)
Cumulative effect of accounting change	—	—	—	$(3.10)

Net loss per share, basic and diluted	$(0.22)	$(0.45)	$(0.68)	$(4.24)

Weighted average of shares outstanding, basic and diluted	39,531,761	38,197,440	39,470,801	37,729,529

Consolidated Balance Sheet Information

	September 30 2003	December 31 2002
	(Unaudited)	(Note)
Assets:
Cash, cash equivalents, short-term investments and restricted cash	$73,216	$102,550
Other current assets	20,019	18,744
Property, equipment and leasehold improvements, net	11,612	15,926
Other assets, including intangibles	12,481	15,388

Total assets	$117,328	$152,608

Liabilities and Stockholders' Equity:
Deferred revenue	3,048	3,840
Other liabilities	32,409	40,519
Stockholders' equity	81,871	108,249

Total liabilities and stockholders' equity	$117,328	$152,608

Note: The Balance Sheet at December 31, 2002 has been derived from the audited financial statements as of that date.